Exhibit 10.29

AMENDMENT TO

EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into as of the 7th day of June, 2022, by and between CROWN CRAFTS, INC., a Delaware corporation (the “Company”), and OLIVIA W. ELLIOTT, an individual resident of the State of Louisiana (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company and the Employee have entered into that certain Employment Agreement, dated November 6, 2008 (the “Agreement”);

WHEREAS, the Company and the Employee wish to amend the Agreement as provided herein; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the same meanings given to such terms in the Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein, the parties hereto do hereby agree as follows:

1.	Amendments to Agreement.

(a)         Section 1 of the Agreement is hereby amended by deleting the phrases “Vice President and Chief Financial Officer” and replacing it with the phrase “President and Chief Executive Officer.”

(b)        Section 10.5 of the Agreement is hereby amended by deleting the words following the phrase “Employee shall receive” and inserting the following: “a lump sum cash payment in an amount equal to the sum of (a) the then current compensation and benefits, including, without limitation, salary, all perquisites, and all other forms of compensation other than bonuses that would be remaining under the applicable terms of the Agreement then in effect for the greater of the remaining term of this Agreement or one (1) year, and (b) the highest annual bonus paid or payable to Employee in respect of any of the three (3) full fiscal years ended immediately prior to such termination, including, without limitation, any bonus or portion thereof earned but deferred (and annualized for any fiscal year consisting of less than twelve (12) full months.)”

(c)         Section 13 of the Agreement is hereby deleted in its entirety.

2.	Miscellaneous.

(a)         Existing Terms. The existing terms and conditions of the Agreement shall remain in full force and effect except as such terms and conditions are specifically amended by, or conflict with, the terms of this Amendment.

(b)         Choice of Law. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(c)         Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

(d)         Severability. If any term or provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by the undersigned thereunto duly authorized as of the date first written above.

CROWN CRAFTS, INC.

By:	/s/ Zenon S. Nie
Name:	Zenon S. Nie
Title:	Chairman of the Board of Directors

/s/ Olivia W. Elliott
OLIVIA W. ELLIOTT

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